UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                     Tremisis Energy Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   894727 106
                                 --------------
                                 (CUSIP Number)

                                January 21, 2005
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 894727 106                    13G
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1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                               Woodland Partners
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                        New York
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            205,000 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             0 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               205,000 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 205,000 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        2.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                        PN
--------------------------------------------------------------------------------

CUSIP No. 894727 106                    13G
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                           Woodland Venture Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                        New York
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            87,500 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             0 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               87,500 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 87,500 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        1.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                        PN
--------------------------------------------------------------------------------

CUSIP No. 894727 106                    13G
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                                 Seneca Ventures
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                        New York
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            87,500 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             0 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               87,500 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            87,500 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        1.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                        PN
--------------------------------------------------------------------------------

CUSIP No. 894727 106                                         13G
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Woodland Services Corp.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                        New York
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             175,000 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               0 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            175,000 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 175,000 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                2.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 CO
--------------------------------------------------------------------------------

CUSIP No. 894727 106                                         13G
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                          Barry Rubenstein
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             380,000 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               0 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            380,000 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 380,000 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                        IN
--------------------------------------------------------------------------------

CUSIP No. 894727 106                                         13G
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Marilyn Rubenstein
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0 shares
     Number of       -----------------------------------------------------------
      Shares          6     SHARED VOTING POWER
   Beneficially             380,000 shares
     Owned By        -----------------------------------------------------------
       Each           7     SOLE DISPOSITIVE POWER
    Reporting               0 shares
      Person         -----------------------------------------------------------
       With           8     SHARED DISPOSITIVE POWER
                            380,000 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 380,000 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                        IN
--------------------------------------------------------------------------------

ITEM 1.
          (a)  Name of Issuer:                        Tremisis Energy
                                                      Acquisition Corporation
          (b)  Address of Issuer's Principal Executive Offices:
                                                      1775 Broadway
                                                      Suite 604
                                                      New York, New York 10019

ITEM 2.
1.        (a)  Name of Person Filing:                 Woodland Partners
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Place of Organization:                 New York
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

2.        (a)  Name of Person Filing:                 Woodland Venture Fund
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Place of Organization:                 New York
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

3.        (a)  Name of Person Filing:                 Seneca Ventures
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Place of Organization:                 New York
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

4.        (a)  Name of Person Filing:                 Woodland Services Corp.
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Place of Organization:                 New York
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

5.        (a)  Name of Person Filing:                 Barry Rubenstein
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Citizenship:                           United States
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

6.        (a)  Name of Person Filing:                 Marilyn Rubenstein
          (b)  Address of Principal Business Office, or, if none, Residence:
                                                      68 Wheatley Road
                                                      Brookville, New York 11545
          (c)  Citizenship:                           United States
          (d)  Title of Class of Securities:          Common Stock, $0.0001 par
                                                      value per share
          (e)  CUSIP Number:                          894727 106

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a)  [ ]   Broker or dealer registered under section 15 of the Act
                     (15 U.S.C.78o).
          (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).
          (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C.78c).
          (d)  [ ]   Investment company as registered under Section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)  [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)
                     (ii)(E).
          (f)  [ ]   An employee benefit plan or endowment fund in accordance
                     with ss.240.13d-1(b)(1)(ii)(F).
          (g)  [ ]   A parent holding company or control person in accordance
                     with ss.240.13d-1(b)(1)(ii)(G).
          (h)  [ ]   A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813).
          (i)  [ ]   A church plan that is excluded from the definition of an
                     investment company under section 3(c)(14) of the Investment
                     Company Act of 1940 (15 U.S.C. 80a-3).
          (j)  [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

1.        Woodland Partners:
          (a)  Amount Beneficially Owned: 205,000(1,2) shares.
          (b)  Percent of Class: 2.7%
          (c)  Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 205,000(1,2) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     205,000(1,2) shares.
               (iv) shared power to dispose or to direct the disposition of: 0 shares.

---------------------
1  Includes 205,000 shares of Common Stock owned by Woodland Partners.
2 Does not include 410,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

2.        Woodland Venture Fund:
          (a)  Amount Beneficially Owned: 87,500(3,4) shares.
          (b)  Percent of Class: 1.1%
          (c)  Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 87,500(3,4) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     87,500(3,4) shares.
               (iv) shared power to dispose or to direct the disposition of: 0 shares.

3.        Seneca Ventures:
          (a)  Amount Beneficially Owned: 87,500(5,6) shares.
          (b)  Percent of Class: 1.1%
          (c)  Number of shares as to which such person has:
               (i) sole power to vote or to direct the vote: 87,500(5,6) shares.
               (ii)  shared power to vote or to direct the vote: 0 shares.
               (iii) sole power to dispose or to direct the disposition of:
                     87,500(5,6) shares.
               (iv) shared power to dispose or to direct the disposition of: 0 shares.

4.        Woodland Services Corp.:
          (a) Amount Beneficially Owned: 175,000(3,4,5,6,7) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.
          (b)  Percent of Class: 2.3%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii)  shared power to vote or to direct the vote:
                     175,000(3,4,5,6,7) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     175,000(3,4,5,6,7) shares.

5.        Barry Rubenstein:
          (a) Amount Beneficially Owned: 380,000(1,2,3,4,5,6,7) shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.
          (b)  Percent of Class: 4.9%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii)  shared power to vote or to direct the vote:
                     380,000(1,2,3,4,5,6,7) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     380,000(1,2,3,4,5,6,7) shares.

---------------------

3   Includes 87,500 shares of Common Stock owned by Woodland Venture Fund.
4 Does not include 140,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.
5   Includes 87,500 shares of Common Stock owned by Seneca Ventures.
6 Does not include 140,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.
7 The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

6.        Marilyn Rubenstein:
          (a) Amount Beneficially Owned: 380,000(1,2,3,4,5,6,7) Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.
          (b)  Percent of Class: 4.9%
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 0 shares.
               (ii)  shared power to vote or to direct the vote:
                     380,000(1,2,3,4,5,6,7) shares.
               (iii) sole power to dispose or to direct the disposition of: 0 shares.
               (iv)  shared power to dispose or to direct the disposition of:
                     380,000(1,2,3,4,5,6,7) shares.

          Exhibit A, a Joint Filing Agreement, was previously filed with a
          Schedule 13G, dated May 17, 2004.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

INSTRUCTION:      Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.  CERTIFICATION.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2005
                                        WOODLAND VENTURE FUND


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        SENECA VENTURES


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        WOODLAND SERVICES CORP.


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, President


                                        /s/ Barry Rubenstein
                                           -------------------------------------
                                             Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                           -------------------------------------
                                             Marilyn Rubenstein


ATTENTION:     INTENTIONAL   MISSTATEMENTS  OR   OMISSIONS  OF  FACT  CONSTITUTE
               FEDERAL  CRIMINAL  VIOLATIONS (SEE 18 U.S.C. 1001)